EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

Nextracker Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(3)

Equity	Class A common stock, par value $0.0001	Rule 457(c) and Rule 457(h)	12,857,143	$29.68	$381,600,005	0.0001102	$42,053

Total Offering Amounts					$381,600,005		$42,053

Total Fee Offsets							$—

Net Fee Due							$42,053

(1)

This Registration Statement on Form S-8 covers shares of Class A common stock, par value $0.0001 (the “Common Stock”), of Nextracker Inc. (the “Registrant”) that are (i) authorized for issuance under the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issued under the Equity Incentive Plan by reason of any stock dividend, stock split or other similar transaction.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purchase of calculating the registration fee. The price of $29.68 per share represents the average high and low prices of the Class A common stock as quoted on the Nasdaq Global Select Market on February 9, 2023, a date within five business days prior to the filing of this Registration Statement, in accordance with Rule 457(c) of the Securities Act.

(3)	Rounded up to the nearest dollar.